UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 2, 2010

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

101 Federal Street, Suite 1100, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 2, 2010, EnerNOC, Inc. (“EnerNOC”) entered into a Stock Purchase Agreement with Global Energy Partners, Inc., a California corporation (“Global Energy”), The Global Energy Partners, Inc. Employee Stock Ownership Trust (the “Stockholder”), and certain individuals named therein (the “Stock Purchase Agreement”).  Pursuant to the Stock Purchase Agreement, EnerNOC will acquire all of the outstanding capital stock of Global Energy, with Global Energy continuing as a wholly-owned subsidiary of EnerNOC (the “Transaction”).  Global Energy is a leading provider of energy efficiency and demand response programmatic solutions and innovative technology applications.  The Transaction is expected to close on or around January 2, 2011.

The total purchase price to be paid by EnerNOC at closing will be $26.5 million (subject to reduction for (i) any payments made with respect to outstanding equity incentive awards and (ii) any negative capitalization amount), of which $6.625 million will be paid in shares of EnerNOC common stock, $.001 par value per share (“EnerNOC Common Stock”), and the balance of which will be paid in cash.  The actual number of shares of EnerNOC Common Stock to be issued will be based upon the average of the per share last sale price for EnerNOC Common Stock on The NASDAQ Global Market for the ten trading day period ending two trading days prior to the closing.

Of the total amount to be paid to the Stockholder at closing, $5.0 million, of which 75% will consist of cash and 25% will consist of shares of EnerNOC Common Stock, will be deposited into an escrow fund to secure certain indemnification obligations of the Stockholder. The balance of the escrow fund in excess of any amounts held for unresolved claims will be distributed the Stockholder promptly after the eighteen-month anniversary of the closing, subject to certain exceptions.  There is a separate escrow of $250,000 in cash to secure the calculation of Global Energy’s capitalization amount.  This capitalization escrow will be released approximately 90 days after the closing, subject to certain exceptions.

The description of the proposed Transaction described in this report does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which will be filed as an Exhibit to EnerNOC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  The representations and warranties included in the Stock Purchase Agreement are not intended to provide any factual information about Global Energy or EnerNOC or serve as disclosure to investors and security holders and therefore should not be relied on as such.

Item 3.02.              Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above with respect to the issuance by EnerNOC of shares in the Transaction is incorporated herein by reference. The share consideration paid by EnerNOC will be issued in reliance on an exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Rule 506 of Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: December 7, 2010	By:	/s/ Timothy Weller
	Name:	Timothy Weller
	Title:	Chief Financial Officer
(Principal Financial Officer)